Exhibit 10.6

Phone: 403-974-5777
Fax: 403-974-5784

September 19, 2013

Hemisphere Energy Corporation
Suite 570, 789 West Pender St.
Vancouver, BC V6C 1H2

Attn:     Dorlyn Evancic, CFO

Dear Sir:

Alberta Treasury Branches has approved and offers financial assistance on the terms and conditions in the attached Commitment Letter.

You may accept our offer by returning the enclosed duplicate of this letter, signed as indicated below, by 4:00 p.m. on or before October 3, 2013 or our offer will automatically expire. We reserve the right to cancel our offer at any time prior to acceptance.

Thank you for your business.

Yours truly,

ALBERTA TREASURY BRANCHES

By:	/s/ Mikael Sears
Mikael Sears, Director

By:	/s/ Sonia Barr
Sonia Barr, Associate Director

Encl.

Accepted this, 25th day of September, 2013

Hemisphere Energy Corporation

Per:	/s/ Don Simmons

Per:	/s/ Dorlyn Evancic

[Letterhead of Alberta Treasury Branches]

COMMITMENT LETTER

LENDER:	ALBERTA TREASURY BRANCHES

BORROWER:	HEMISPHERE ENERGY CORPORATION

1.	AMOUNTS AND TYPES OF FACILITIES (each referred to as a “Facility”)

Facility #1 - Operating Loan Facility (Revolving) — Cdn. $10,500,000.00 ($9,500,000.00 available upon satisfaction of Conditions Precedent and $1,000,000.00 available upon satisfaction of Conditions Precedent - PAB)

-	Facility #1 is available by way of:

	-	Prime-based loans in Canadian dollars
	-	Letters of Credit (to an aggregate maximum of $1,000,000.00) in Canadian dollars
	-	Corporate MasterCard (to a maximum of $100,000.00)

-

Facility #1 is to be used to pay out in full all indebtedness and liability owing by Borrower to Canadian Western Bank, and thereafter, for the general operating purposes of Borrower including the purchase of assets from Pengrowth Energy Corporation (the “Pengrowth Atlee Buffalo Asset Acquisition” or PAB) as per the Letter of Intent dated May 31, 2013 (the “PAB LOI”)

-	Notwithstanding the amount of Facility #1, advances under Facility #1 will be limited to the amount equal to the lesser of:

	-	the maximum principal amount of Facility #1; and
	-	the amount of the most recent Borrowing Base determined hereunder.

From time to time, the Borrowing Base shall be re-calculated by Lender upon receipt of each engineering report required to be delivered hereunder and if Borrower fails to deliver any such report then at any other time at Lender’s sole discretion. Lender shall notify Borrower of each change in the amount of the Borrowing Base. In the event that Lender re-calculates the Borrowing Base to be an amount that is less than the Borrowings outstanding under Facility #1, Borrower shall repay the difference between such Borrowings outstanding and the new Borrowing Base within 30 days of receiving notice of the new Borrowing Base, and all rates and fees for Facility #1 listed under the “Interest Rates and Prepayment” section hereof will immediately upon receipt of that notice increase by 200 basis points until the difference is fully paid whereupon all rates and fees for Facility #1 will revert to those listed under the “Interest Rates and Prepayment”.. Lender confirms that the Borrowing Base on the date hereof is $10,500,000.00.

Other Facilities – Foreign Exchange, Interest Rate and Commodity Derivatives

-

At Borrower’s request, Lender may enter into foreign exchange forward contracts and/or interest rate and commodity derivatives with Borrower from time to time. Lender makes no commitment to enter into any such contract or derivative and may at any time in its sole discretion decline to enter into any such contract or derivative. Any Security Documents will also secure Borrower’s liability and obligations pursuant to any such contracts or derivatives.

Hemisphere Energy Corporation	September 19, 2013

2.	INTEREST RATES AND PREPAYMENT:

Facility #1:

-	Pricing applicable to Facility #1 is as follows:

	-	Prime-based loans: Interest is payable in Canadian dollars at Prime plus 1.75% per annum
	-	Letters of Credit: Fee is 2.0% per annum with a minimum fee of $200.00, payable in the currency in which it is issued.
	-	Corporate MasterCard: Fees are detailed in the Corporate MasterCard documentation.

-	Non-refundable facility fee calculated at a rate of 0.40% per annum is payable monthly in Canadian dollars on the last day of each month, calculated daily on the unused portion of the authorized amount of Facility #1.

-	Facility #1 may be prepaid in whole or in part at any time (subject to the notice periods provided hereunder) without penalty.

3.	REPAYMENT:

Facility #1:

-	Facility #1 is payable in full on demand by Lender, and Lender may terminate the availability thereof (including any undrawn portion) at any time without notice.

-	Facility #1 may revolve in multiples as permitted hereunder, and Borrower may borrow, repay, reborrow and convert between types of Borrowings, up to the amount and subject to the notice periods provided hereunder.

4.	FEES:

  Non-refundable application fee of $31,500.00 is payable on acceptance of this offer. Lender is hereby authorized to debit Borrower’s current account for any unpaid portion of the fee.

  Any amount in excess of established credit facilities may be subject to a fee where Lender in its sole discretion permits excess Borrowings, if any.

  For reports or statements not received within the stipulated periods (and without limiting Lender’s rights by virtue of such default), Borrower will be subject to a fee of $50 per month (per monthly or quarterly report or statement) and $250 per month (per annual report or statement) for each late reporting occurrence, which will be deducted from Borrower’s account.

5.	SECURITY DOCUMENTS:

All security documents (whether held or later delivered) (collectively referred to as the “Security Documents”) shall secure all Facilities and all other obligations of Borrower to Lender (whether present or future, direct or indirect, contingent or matured).

Hemisphere Energy Corporation	September 19, 2013

The security documents required at this time is a General Security Agreement from Borrower providing a security interest over all present and after acquired personal property and a floating charge on all lands.

The security documents are to be registered in the following jurisdictions: Alberta and British Columbia.

6.	REPRESENTATIONS AND WARRANTIES:

Borrower represents and warrants to Lender that:

(a)

if a Loan Party is a corporation, it is a corporation duly incorporated, validly existing and duly registered or qualified to carry on business in the Province of Alberta and in each other jurisdiction where it carries on any material business;

(b)

if a Loan Party is a partnership, it is a partnership duly created, validly existing and duly registered or qualified to carry on business in the Province of Alberta and in each other jurisdiction where it carries on any material business;

(c)

the execution, delivery and performance by each Loan Party of this agreement and each Security Document to which it is a party have been duly authorized by all necessary actions and do not violate its governing documents or any applicable laws or agreements to which it is subject or by which it is bound;

(d)

no event has occurred which constitutes, or which, with notice, lapse of time, or both, would constitute, a breach of any provision of this agreement or any Security Document given in connection herewith;

(e)

the most recent financial statements of Borrower and, if applicable, any Guarantor, provided to Lender fairly present its financial position as of the date thereof and its results of operations and cash flows for the fiscal period covered thereby, and since the date of such financial statements, there has occurred no material adverse change in its business or financial condition;

(f)

all engineering data, production and cash flow projections, and other information and data provided to Lender by or on behalf of Borrower (including, without limitation, any engineering reports and land schedules) are true and correct in all material respects as at the time provided and fairly reflect the interests of the Loan Parties therein net of all royalties and other burdens affecting the same;

(g)	each Loan Party has good and marketable title to all of its properties and assets, free and clear of any encumbrances, other than Permitted Encumbrances;

(h)

each Loan Party is in compliance in all material respects with all applicable laws including, without limitation, all environmental laws, and there is no existing material impairment to its properties and assets as a result of environmental damage, except to the extent disclosed in writing to Lender and acknowledged by Lender; and

(i)	Borrower has no Subsidiaries.

All representations and warranties are deemed to be repeated by Borrower on each request for an advance hereunder.

Hemisphere Energy Corporation	September 19, 2013

7.	POSITIVE COVENANTS:

Borrower covenants with Lender that so long as it is indebted or otherwise obligated (contingently or otherwise) to Lender, it will do and perform the following covenants. If any such covenant is to be done or performed by a Guarantor, Borrower also covenants with Lender to cause Guarantor to do or perform such covenant.

(a)	Borrower will pay to Lender when due all amounts (whether principal, interest or other sums) owing by it to Lender from time to time;

(b)	Borrower will deliver to Lender the Security Documents, in all cases in form and substance satisfactory to Lender and Lender’s solicitor;

(c)	Borrower will ensure that at least 95% of its consolidated assets are held by those Loan Parties which have provided security in favour of Lender;

(d)	Borrower will use the proceeds of loans only for the purposes approved by Lender;

(e)

each Loan Party will maintain its valid existence as a corporation or partnership, as the case may be, and except to the extent any failure to do so could not reasonably be expected to have a Material Adverse Effect, will maintain all licenses and authorizations required from regulatory or governmental authorities or agencies to permit it to carry on its business, including, without limitation, any licenses, certificates, permits and consents for the protection of the environment;

(f)	each Loan Party will maintain appropriate books of account and records relative to the operation of its business and financial condition;

(g)

each Loan Party will maintain and defend title to all of its property and assets, will maintain, repair and keep in good working order and condition all of its property and assets and will continuously carry on and conduct its business in a proper, efficient and businesslike manner and in accordance with good oilfield practice;

(h)

each Loan Party will maintain appropriate types and amounts of insurance with Lender shown as first loss payee on any property insurance covering any assets on which Lender has security, and promptly advise Lender in writing of any significant loss or damage to its property;

(i)	each Loan Party will provide evidence of insurance to Lender:

	i)	in situations where Lender has taken a fixed charge on an asset or property whether on real property or personal property; and

	ii)	in all other situations, on request;

(j)

each Loan Party will permit Lender, by its officers or authorized representatives at any reasonable time and on reasonable prior notice, to enter its premises and to inspect its plant, machinery, equipment and other real and personal property and their operation, and to examine and copy all of its relevant books of accounts and records (including without limitation, all land records);

(k)	Borrower will ensure that all engineering data, production and cash flow projections and other information and data provided to Lender by or on behalf of the Loan Parties

Hemisphere Energy Corporation	September 19, 2013

(including without limitation, any engineering reports and land schedules) are true and accurate in all material respects as at the time provided and fairly reflect the interests of the Loan Parties therein net of all royalties and other burdens affecting the same;

(l)

each Loan Party will remit all sums when due to tax and other governmental authorities (including, without limitation, any sums in respect of employees and GST), and upon request, will provide Lender with such information and documentation in respect thereof as Lender may reasonably require from time to time;

(m)

each Loan Party will comply with all applicable laws, including without limitation, environmental laws, except to the extent any failure to do so could not reasonably be expected to have a Material Adverse Effect;

(n)

Borrower will promptly advise Lender in writing, giving reasonable details, of (i) the discovery of any contaminant or any spill, discharge or release of a contaminant into the environment from or upon any property of a Loan Party which could reasonably be expected to result in a Material Adverse Effect, (ii) any event which constitutes, or which with notice, lapse of time or both, would constitute a breach of any provision hereof or of any Security Documents, and (iii) each event which has or is reasonably likely to have a Material Adverse Effect;

(o)

Borrower undertakes that, upon request from Lender, Borrower will grant (or cause Guarantor to grant) a fixed mortgage and charge to Lender on any or all property of Borrower or Guarantor so designated by Lender. Borrower shall promptly provide to Lender all information reasonably requested by Lender to assist it in that regard. Borrower acknowledges that this undertaking constitutes present and continuing security in favour of Lender, and that Lender may file such caveats, security notices or other filings in regard thereto at any time and from time to time as Lender may determine.

8.	NEGATIVE COVENANTS:

Borrower covenants with Lender that while it is indebted or otherwise obligated (contingently or otherwise) to Lender, it will not do any of the following, without the prior written consent of Lender. If a Guarantor is not to do an act, Borrower also covenants with Lender not to permit Guarantor to do such act.

(a)	a Loan Party will not create or permit to exist any mortgage, charge, lien, encumbrance or other security interest on any of its present or future assets, other than Permitted Encumbrances;

(b)	a Loan Party will not create, incur, assume or allow to exist any Indebtedness other than:

	i)	trade payables incurred in the ordinary course of business;

	ii)	any Indebtedness owing to another Loan Party (but only if that Loan Party has provided security in favour of Lender);

	iii)	any Indebtedness secured by a Permitted Encumbrance;

	iv)	any unsecured advances from affiliates/shareholders which are postponed in all respects to the Facilities; and

	v)	any Indebtedness owing to Lender;

Hemisphere Energy Corporation	September 19, 2013

(c)

a Loan Party will not sell, lease or otherwise dispose of any assets except (i) inventory sold, leased or disposed of in the ordinary course of business, (ii) obsolete equipment which is being replaced with equipment of an equivalent value, (iii) assets sold, leased or disposed of to another Loan Party (but only if that Loan Party has provided security in favour of Lender), and (iv) assets sold, leased or disposed of during a fiscal year having an aggregate fair market value not exceeding 5% of the Borrowing Base for such fiscal year;

(d)	a Loan Party will not provide financial assistance (by means of a loan, guarantee or otherwise) to any person (other than Lender) other than loans permitted under clause (b) above;

(e)

a Loan Party will not pay to or for the benefit of shareholders or persons associated with shareholders (within the meaning of the Alberta Business Corporations Act) by way of salaries, bonuses, dividends, management fees, repayment of loans or otherwise, any amount which would cause a breach of a provision hereof;

(f)	a Loan Party will not reduce its capital or redeem, purchase or otherwise acquire, retire or pay off any of its present or future share capital other than to another Loan Party;

(g)

a Loan Party will not amalgamate, consolidate, or merge with any person other than a Loan Party and then only if no default or event of default is then in existence or would thereafter be in existence, and will not enter into any partnership with any other person unless the partnership becomes a Loan Party hereunder and provides security in favour of Lender;

(h)	a Loan Party will not acquire any assets in, or move or allow any of its assets to be moved to, a jurisdiction where Lender has not registered or perfected the Security Documents;

(i)	a Loan Party will not change the present nature of its business;

(j)

Borrower will not operate accounts with or otherwise conduct any banking business with any financial institution other than Lender, other than to the extent expressly permitted in the definition of Permitted Encumbrances hereunder;

(k)	a Loan Party will not incur capital expenditures in respect of oil or gas properties outside of the Western Canadian sedimentary basin;

(l)

a Loan Party will not enter into any Hedging Agreement which is not used for risk management in relation to its business or which is not entered into in the ordinary course of its business but is entered into for speculative purposes, or which, in the case of commodity swaps or similar transactions of either a financial or physical nature, have a term exceeding two years or if more than 60% of its forecasted production from proved producing resources would be hedged at the time of determination for the hedged period;

(m)

a Loan Party will not allow any pollutant (including any pollutant now on, under or about such land) to be placed, handled, stored, disposed of or released on, under or about any of its lands unless done in the normal course of its business and then only as long as it complies with all applicable laws in placing, handling, storing, transporting, disposing of or otherwise dealing with such pollutants, except to the extent any failure to do so could not reasonably be expected to have a Material Adverse Effect;

Hemisphere Energy Corporation	September 19, 2013

(n)	Borrower will not utilize Borrowings to finance a hostile takeover.

9.	REPORTING COVENANTS:

Borrower will provide to Lender:

(a)	within 120 days after the end of each of its fiscal years:

	i)	financial statements of Borrower on an audited basis prepared by a firm of qualified accountants.

	ii)	a compliance certificate executed by a senior officer of Borrower in the form attached hereto as Schedule ”A”;

	iii)	external engineering report of the Loan Parties’ total proved properties prepared by an accredited, independent firm of consulting petroleum engineers satisfactory to Lender;

iv)

an officer’s certificate as to title, attaching thereto a current land schedule of major producing petroleum and natural gas reserves held by the Loan Parties described by lease (type, date, term, parties), legal description (wells and spacing units), interest (W.I. or other APO/BPO interests), overrides (APO/BPO), gross overrides, and other liens, encumbrances and overrides;

	v)	an environmental questionnaire and disclosure statement in the form requested by Lender;

vi)

within 120 days after the end of each of its fiscal year ends, annual capital and revenue budget reports from Borrower for the next following fiscal year which include gross and/or net oil and gas production volumes, gross revenues, royalties and other burdens, operating costs, general & administrative costs, commodity price assumptions and, if available, a pro forma balance sheet;

(b)	within 60 days following the end of each of its first 3 fiscal quarters:

	i)	internally produced financial statements of Borrower for that quarter, and

	ii)	a compliance certificate executed by a senior officer of Borrower in the form attached hereto as Schedule ”A”;

(c)

within 60 days following the end of each calendar month, monthly production and revenue reports (operator statements or internally generated area-by-area summaries) for the Loan Parties’ producing properties, certified by a senior officer of Borrower, clearly indicating gross and/or net oil and gas production volumes, gross revenues, royalties and other burdens, operating costs, etc.;

(d)	on request, any further information regarding its assets, operations and financial condition that Lender may from time to time reasonably require;

Hemisphere Energy Corporation	September 19, 2013

10.	FINANCIAL COVENANTS:

Borrower will not at any time, without the prior written consent of Lender, breach the following restrictions:

(a)	permit the Working Capital Ratio to fall below 1.00:1.00;

The above financial ratio shall be maintained at all times and shall be detailed in the compliance certificate required to be delivered hereunder.

11.	CONDITIONS PRECEDENT:

It is a condition precedent to each advance hereunder that, at the time of such advance, all representations and warranties hereunder must be true and correct in all material respects as if made on such date, and there must be no default hereunder or under any Security Document.

In addition, no Facilities will be available until the following conditions precedent have been satisfied, unless waived by Lender:

(a)	Lender has received all Security Documents and all registrations and filings have been completed in Alberta, and British Columbia, in all cases in form and substance satisfactory to Lender;

(b)	Borrower and Guarantors (if any) have provided all authorizations and all financial statements, appraisals, environmental reports and any other information that Lender may require;

(c)	Lender has received payment of all fees due in respect hereof;

(d)

Lender is satisfied as to the value of Borrower’s and any Guarantor’s assets and financial condition, and Borrower’s and any Guarantor’s ability to carry on business and repay any amount owed to Lender from time to time;

(e)

Lender has received an officer’s certificate as to title satisfactory to Lender including a schedule of major producing petroleum and natural gas reserves described by lease (type, date, term, parties), legal description (wells and spacing units), interest (W.I. or other APO/BPO interests), overrides (APO/BPO), gross overrides, and other liens, encumbrances, and overrides;

(f)	Lender has received a satisfactory No Interest Letter or confirmation of discharge of their security from Canadian Western Bank.

(g)	Lender has received legal opinions from Borrower’s and Lender’s counsel in a form satisfactory to the Lender.

CONDITIONS PRECEDENT – PAB:

Prior to the purchase of assets from Pengrowth Energy Corporation (PAB) the following conditions have been satisfied:

(a)

Lender has received evidence that the Borrower has completed, or is concurrently completing, its Pengrowth Atlee Buffalo Asset Acquisition subject to no prior charges liens, encumbrances (e.g. receipt of satisfactory no interest letters), or claims against such interests which would rank prior to the Security Interest of the Lender except for Permitted Encumbrances;

Hemisphere Energy Corporation	September 19, 2013

(b)	The Pengrowth Atlee Buffalo Asset Acquisition closes on or before November 30, 2013;

(c)	Immediately after completion of the Pengrowth Atlee Buffalo Asset Acquisition, a minimum unused availability under the Facility of $1,000,000;

(d)	The receipt by Lender of a satisfactory and duly executed environmental questionnaire for the Pengrowth Atlee Buffalo Asset Acquisition;

(e)

The receipt by Lender of a satisfactory and duly executed officer’s certificate for the Pengrowth Atlee Buffalo Asset Acquisition with respect to the ownership of its properties and interests evaluated by Lender;

(f)	The Borrower has not materially amended the PAB LOI without the Lender’s prior written consent.

12.	AUTHORIZATIONS AND SUPPORTING DOCUMENTS

Borrower has delivered or will deliver the following authorizations and supporting documents to Lender:

-	Corporate Borrower:

a)	Incorporation documents including Certificate of Incorporation, Articles of Incorporation (including any amendments) and last Notice of Directors;

b)	Business Corporation Agreement;

c)	Corporate MasterCard documentation;

d)	Environmental Questionnaire & Disclosure Statement;

e)	Credit Information and Alberta Land Titles Office Name Search Consent Form;

-	General:

a)	Solicitor Opinion Letter from counsel to Borrower and any Guarantors; and

b)	Solicitor Opinion Letter from counsel to Lender.

13.	DRAWDOWNS, PAYMENTS AND EVIDENCE OF INDEBTEDNESS

-	Interest on Prime-based loans is calculated on the daily outstanding principal balance, and is payable on the last day of each month.

-	If revolvement of loans is permitted hereunder, principal advances and repayments on Prime-based loans are to be in the minimum sum of Cdn. $25,000.00 or multiples of it.

-	If Letters of Credit are available hereunder, the term of each Letter of Credit shall not exceed one (1) year, although automatic extensions thereof (unless notified by Lender) are permitted. On any demand being made by a beneficiary for payment under a Letter of

Hemisphere Energy Corporation	September 19, 2013

Credit, the amount so paid shall be automatically deemed to be outstanding as a Prime-based loan (if denominated in Canadian dollars) under the relevant Facility.

-	Borrower shall monitor its Borrowings (including the face amount and maturity date of Letter of Credit) to ensure that the Borrowings hereunder do not exceed the maximum amount available hereunder.

-	Borrower shall provide notice to Lender prior to requesting an advance or conversion of Borrowings hereunder, as follows: making a repayment or

-	For Borrowings:

	-	under Cdn. $5,000,000 – same day notice
	-	Cdn. $5,000,000 and over – one Business Day prior written notice

-	Borrower may cancel the availability of any unused portion of a Facility on five Business Days’ notice. Any such cancellation is irrevocable.

-

The annual rates of interest or fees to which the rates calculated in accordance with this agreement are equivalent, are the rates so calculated multiplied by the actual number of days in the calendar year in which such calculation is made and divided by 365.

-

If the amount of Borrowings outstanding under any Facility, when converted to the Equivalent Amount in Canadian dollars, exceeds the amount available under such Facility, Borrower shall, unless Lender otherwise agrees in its sole discretion, immediately repay such excess to Lender.

-

If any amount due hereunder is not paid when due, Borrower shall pay interest on such unpaid amount (including without limitation, interest on interest) if and to the fullest extent permitted by applicable law, at a rate per annum equal to Prime plus 5%.

-

The branch of Lender (the “Branch of Account”) where Borrower maintains an account and through which the Borrowings will be made available is located at 239-8th Avenue S.W. Calgary, Alberta, T2P 1B9. Funds under the Credit Facilities will be advanced into and repaid from account no. 760- 00213466700 if in Canadian currency) at the Branch of Account, or such other branch or account as Borrower and Lender may agree upon from time to time.

-

Lender shall open and maintain at the Branch of Account accounts and records evidencing the Borrowings made available to Borrower by Lender under this agreement. Lender shall record the principal amount of each Borrowing and the payment of principal, interest and fees and all other amounts becoming due to Lender under this agreement. Lender’s accounts and records (and any confirmations issued hereunder) constitute, in the absence of manifest error, conclusive evidence of the indebtedness of Borrower to Lender pursuant to this agreement.

-

Borrower authorizes and directs Lender to automatically debit, by mechanical, electronic or manual means, any bank account of Borrower for all amounts payable by Borrower to Lender pursuant to this agreement. Any amount due on a day other than a Business Day shall be deemed to be due on the Business Day next following such day, and interest shall accrue accordingly.

Hemisphere Energy Corporation	September 19, 2013

14.	MISCELLANEOUS:

(a)	All legal and other costs and expenses incurred by Lender in respect of the Facilities, the Security Documents and other related matters will be paid or reimbursed by Borrower on demand by Lender.

(b)

All Security Documents will be prepared by or under the supervision of Lender’s solicitors, unless Lender otherwise permits. Acceptance of this offer will authorize Lender to instruct Lender’s solicitors to prepare all necessary Security Documents and proceed with related matters.

(c)

Lender, without restriction, may waive in writing the satisfaction, observance or performance of any of the provisions of this Commitment Letter. The obligations of a Guarantor (if any) will not be diminished, discharged or otherwise affected by or as a result of any such waiver, except to the extent that such waiver relates to an obligation of such Guarantor. Any waiver by Lender of the strict performance of any provision hereof will not be deemed to be a waiver of any subsequent default, and any partial exercise of any right or remedy by Lender shall not be deemed to affect any other right or remedy to which Lender may be entitled.

(d)

Borrower shall reimburse Lender for any additional cost or reduction in income arising as a result of (i) the imposition of, or increase in, taxes on payments due to Lender hereunder (other than taxes on the overall net income of Lender), (ii) the imposition of, or increase in, any reserve or other similar requirement, (iii) the imposition of, or change in, any other condition affecting the Facilities imposed by any applicable law or the interpretation thereof.

(e)

Lender is authorized but not obligated, at any time, to apply any credit balance, whether or not then due, to which Borrower or Guarantor is entitled on any account in any currency at any branch or office of Lender in or towards satisfaction of the obligations of Borrower or such Guarantor due to Lender under this agreement or any guarantee granted in support hereof, as applicable. Lender is authorized to use any such credit balance to buy such other currencies as may be necessary to effect such application.

(f)

Words importing the singular will include the plural and vice versa, and words importing gender will include the masculine, feminine and neuter, and anything importing or referring to a person will include a body corporate and a partnership and any entity, in each case all as the context and the nature of the parties requires.

(g)

Where more than one person is liable as Borrower (or as a Guarantor) for any obligation hereunder, then the liability of each such person for such obligation is joint and several with each other such person.

(h)

If any portion of this agreement is held invalid or unenforceable, the remainder of this agreement will not be affected and will be valid and enforceable to the fullest extent permitted by law. In the event of a conflict between the provisions hereof and of any Security Document, the provisions hereof shall prevail to the extent of the conflict.

(i)

Where the interest rate for a credit is based on Prime, the applicable rate on any day will depend on the Prime rate in effect on that day, as applicable. The statement by Lender as to Prime and as to the rate of interest applicable to a credit on any day will be binding and conclusive for all purposes. All interest rates specified are nominal annual rates. The

Hemisphere Energy Corporation	September 19, 2013

(j)

effective annual rate in any case will vary with payment frequency. All interest payable hereunder bears interest as well after as before maturity, default and judgment with interest on overdue interest at the applicable rate payable hereunder. To the extent permitted by law, Borrower waives the provisions of the Judgment Interest Act (Alberta).

(k)

Any written communication which a party may wish to serve on any other party may be served personally (in the case of a body corporate, on any officer or director thereof) or by leaving the same at or couriering or mailing the same by registered mail to the Branch of Account (for Lender) or to the last known address (for Borrower or any Guarantor), and in the case of mailing will be deemed to have been received two (2) Business Days after mailing except in the case of postal disruption.

(l)	Unless otherwise specified, references herein to “$” and “dollars” mean Canadian dollars.

(m)

If for the purpose of obtaining judgment in any court in any jurisdiction with respect to this Agreement, it is necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, rate of exchange means the rate at which Lender would, on the relevant date, be prepared to sell a similar amount of such currency against the Judgment Currency, in accordance with normal banking procedures. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which judgment is given and the date of payment of the amount due, Borrower will, on the date of payment, pay such additional amounts as may be necessary to ensure that the amount paid on such day is the amount in the Judgment Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this Agreement in such other currency. Any additional amount due from Borrower under this paragraph will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due in connection with this Agreement.

(n)

Lender shall have the right to assign, sell or participate its rights and obligations in the Facilities or in any Borrowing thereunder, in whole or in part, to one or more persons, provided that the consent of Borrower shall be required if no default is then in existence, such consent not to be unreasonably withheld or delayed.

(o)

Borrower shall indemnify Lender against all losses, liabilities, claims, damages or expenses (including without limitation legal expenses on a solicitor and his own client basis) (i) incurred in connection with the entry into, performance or enforcement of this agreement, the use of the Facility proceeds or any breach by Borrower or any Guarantor of the terms hereof or any document related hereto, or (ii) rising out of or in respect of: (A) the release of any hazardous or toxic waste or other substance into the environment from any property of Borrower or any of its Subsidiaries, and (B) the remedial action (if any) taken by Lender in respect of any such release, contamination or pollution. This indemnity will survive the repayment or cancellation of any of the Facilities or any termination of this agreement.

Hemisphere Energy Corporation	September 19, 2013

(p)

For certainty, the permission to create a Permitted Encumbrance shall not be construed as a subordination or postponement, express or implied, of Lender’s Security Documents to such Permitted Encumbrance.

(q)

Each accounting term used hereunder, unless otherwise defined herein, has the meaning assigned to it under GAAP consistently applied. If there occurs a change in generally accepted accounting principles (an “Accounting Change”), including as a result of a conversion to International Financial Reporting Standards, and such change would result in a change (other than an immaterial change) in the calculation of any financial covenant, standard or term used hereunder, then at the request of Borrower or Lender, Borrower and Lender shall enter into negotiations to amend such provisions so as to reflect such Accounting Change with the result that the criteria for evaluating the financial condition of Borrower or any other party, as applicable, shall be the same after such Accounting Change, as if such Accounting Change had not occurred. If, however, within 30 days of the foregoing request by Borrower or Lender, Borrower and Lender have not reached agreement on such amendment, the method of calculation shall not be revised and all amounts to be determined thereunder shall be determined without giving effect to the Accounting Change.

(r)

Borrower’s information, corporate or personal, may be subject to disclosure without its consent pursuant to provincial, federal, national or international laws as they apply to the product or service Borrower has with Lender or any third party acting on behalf of or contracting with Lender.

(s)

Borrower acknowledges that the terms of this agreement are confidential, and Borrower agrees not to disclose the terms hereof or provide a copy hereof to any person without the prior written consent of Lender, unless and to the extent required by applicable law.

(t)	Time shall be of the essence in all provisions of this agreement.

(u)	This agreement may be executed in counterpart.

(v)	This agreement shall be governed by the laws of Alberta.

(w)	Glen T. Peterson of Carscallen LLP is designated as Lender’s solicitor

15.	NEXT REVIEW DATE:

All demand Facilities are subject to review by Lender at any time in its sole discretion, and at least annually. The next annual review date has been set for May 31, 2014 but may be set at an earlier or later date at the sole discretion of Lender.

16.	DEFINITIONS:

“Borrowing Base” means the number determined by Lender based on a lending value assigned to the net present value of the total proved oil and gas properties of Borrower and Guarantor, as determined by Lender in its sole discretion in accordance with its customary practices and standards for oil and gas loans using such reasonable assumptions as may be determined by Lender in its sole discretion.

“Borrowings” means all amounts outstanding under the Facilities, or if the context so requires, all amounts outstanding under one or more of the Facilities or under one or more borrowing options of one or more of the Facilities.

“Business Day” means a day, excluding Saturday and Sunday, on which banking institutions are open for business in the province of Alberta and, when used in connection with a Libor-based loan, means a day on which dealings in U.S. currency deposits may also be concluded by and between leading banks in the London inter-bank market.

Hemisphere Energy Corporation	September 19, 2013

“Capitalization” means, in respect of Borrower, the aggregate of the Equity of Borrower plus the amount of its Funded Debt/Net Debt/Total Debt.

“Cash Flow” means, in respect of Borrower for any period, the net income of Borrower determined on a consolidated basis in accordance with GAAP; provided that (but without duplication) there shall be (i) added thereto deferred taxes, amortization, depreciation, depletion and other non-cash charges expensed during the period, and (ii) subtracted therefrom dividends declared during the period and reductions in shareholder loans during the period.

“Current Assets” means, for a day, the amount of current assets of Borrower as determined in accordance with GAAP on a consolidated basis, but in any event excluding any amounts arising as a result of the mark-to-market position of Borrower due to hedging contracts.

“Current Liabilities” means, for a day, the amount of current liabilities of Borrower as determined in accordance with GAAP on a consolidated basis, but in any event excluding any amounts arising as a result of the mark-to-market position of Borrower due to hedging contracts.

“Debt Service Coverage” means, for any period, the ratio of (i) EBITDA, to (ii) Interest Expense and scheduled principal payments in respect of Funded Debt.

“EBITDA” means, for any period, net income (excluding extraordinary items) from continuing operations plus, to the extent deducted in determining net income, Interest Expense and income taxes expensed during the period, and depreciation, depletion and amortization deducted for the period.

“Equity” means, at any time and as determined in accordance with GAAP on a consolidated basis, an amount equal to the amount of shareholders’ equity of Borrower, including share capital, retained earnings and postponed advances from affiliates/shareholders (if postponed on terms and in a manner acceptable to Lender) but excluding:

(a)	the redemption amount of any preferred shares of Borrower which are redeemable at the option of the holder to the extent they are included in Long Term Debt;

(b)	convertible debentures to the extent they are included in Long Term Debt;

(c)	advances to affiliates/shareholders;

(d)	goodwill; and

(e)	intangible assets.

“Fixed Charge Coverage Ratio” means the ratio of (i) EBITDA minus Unfunded Capital Expenditures and minus all income taxes expensed during the period (excluding deferred taxes) to (ii) Fixed Charges.

“Fixed Charges” means for any period, Interest Expense plus all scheduled principal payments in respect of Funded Debt plus all dividends declared.

“Funded Debt” means, in respect of Borrower, all outstanding non-postponed interest-bearing debt (but only excluding such postponed debt if it is postponed on terms and in a manner acceptable to Lender), including capital leases (as defined according to GAAP), debt subject to scheduled repayment terms and letters of credit/guarantees, plus (to the extent not included in Equity),

(a)	the redemption amount of any preferred shares of Borrower which are redeemable at the option of the holder; and

Hemisphere Energy Corporation	September 19, 2013

(b)	the amount of any convertible debentures issued.

“Generally Accepted Accounting Principles” or “GAAP” means generally accepted accounting principles as may be described in the Canadian Institute of Chartered Accountants Handbook and other primary sources recognized from time to time by the Canadian Institute of Chartered Accountants.

“Hedging Agreement” means any swap, hedging, interest rate, currency, foreign exchange or commodity contract or agreement, or confirmation thereunder, entered into from time to time in connection with:

(a)	interest rate swaps, forward rate transactions, interest rate options, cap transactions, floor transactions and similar rate-related transactions;

(b)	forward rate agreements, foreign exchange forward agreements, cross currency transactions and other similar currency-related transactions; or

(c)	commodity swaps, hedging transactions and other similar commodity-related transactions (whether physically or financially settled), including without limitation commodity swaps;

the purpose of which is to hedge (a) interest rate, (b) currency exchange, and/or (c) commodity price exposure, as the case may be.

“Indebtedness” means all present and future obligations and indebtedness of a person, whether direct or indirect, absolute or contingent, including all indebtedness for borrowed money, all obligations in respect of swap or hedging arrangements and all other liabilities which in accordance with GAAP would appear on the liability side of a balance sheet (other than items of capital, retained earnings and surplus or deferred tax reserves).

“Letter of Credit” means a standby or documentary letter of credit or letter of guarantee issued by the Lender on behalf of the Borrower.

“Loan Parties” means the Borrower and all Guarantors, other than any Guarantors that are natural persons, and “Loan Party” means any of them.

“Long Term Debt” means, for a day and as determined in accordance with GAAP on a consolidated basis, all indebtedness, obligations and liabilities of Borrower which would be classified as long term debt upon a balance sheet of Borrower, plus (to the extent not included in Equity),

(a)	the redemption amount of any preferred shares of Borrower which are redeemable at the option of the holder; and

(b)	the amount of any convertible debentures issued.

“Material Adverse Effect” means a material adverse effect on:

(a)	the financial condition of Borrower or of any Guarantor; or

(b)	the ability of Borrower or any Guarantor to repay amounts owing hereunder or under its guarantee in respect hereof.

“Net Debt” means in respect of Borrower, as of the end of any fiscal quarter and as determined in accordance with GAAP on a consolidated basis and without duplication, an amount equal to the amount of Total Debt less Current Assets.

Hemisphere Energy Corporation	September 19, 2013

“Permitted Encumbrances” means, in respect of the Borrower and any Guarantor, the following:

(a)	liens for taxes, assessments or governmental charges not yet due or delinquent or the validity of which is being contested in good faith;

(b)

liens arising in connection with workers’ compensation, unemployment insurance, pension, employment or other social benefits laws or regulations which are not yet due or delinquent or the validity of which is being contested in good faith;

(c)	liens under or pursuant to any judgment rendered or claim filed which are or will be appealed in good faith provided any execution thereof has been stayed;

(d)	undetermined or inchoate liens and charges incidental to construction or current operations which have not at such time been filed pursuant to law or which relate to obligations not due or delinquent;

(e)	liens arising by operation of law such as builders’ liens, carriers’ liens, materialmens’ liens and other liens of a similar nature which relate to obligations not due or delinquent;

(f)

easements, rights-of-way, servitudes or other similar rights in land (including, without in any way limiting the generality of the foregoing, rights-of-way and servitudes for railways, sewers, drains, gas and oil pipelines, gas and water mains, electric light and power and telephone or telegraph or cable television conduits, poles, wires and cables) granted to or reserved or taken by other persons which singularly or in the aggregate do not materially detract from the value of the land concerned or materially impair its use in the operation of the business of Borrower or such Guarantor;

(g)

security given to a public utility or any municipality or governmental or other public authority when required by such utility or municipality or other authority in connection with the operations of Borrower or such Guarantor, all in the ordinary course of its business which singularly or in the aggregate do not materially impair the operation of the business of Borrower or such Guarantor;

(h)	the reservation in any original grants from the Crown of any land or interests therein and statutory exceptions to title;

(i)

liens created or arising in the ordinary course of the oil and gas business in respect of the joint operation of oil and gas properties and related production and processing facilities or arrangements for the processing, treating, transmission or transportation of hydrocarbon substances, provided such liens are not in respect of obligations which are due or delinquent and do not materially reduce the value of the oil and gas properties affected by such liens;

(j)

penalties arising in the ordinary course of business under non-participation or independent operations provisions of operating agreements as a consequence of an election not to participate in drilling or other operations;

(k)

the provisions of operating agreements, pooling agreements, unitization agreements and other similar arrangements entered into in the ordinary course of the oil and gas business which do not materially affect the value of the oil and gas properties which are subject thereto;

Hemisphere Energy Corporation	September 19, 2013

(l)

royalties, net profits interests and similar encumbrances and rights to convert any of them to working interests which are created in the ordinary course of the oil and gas business; provided that if any of the foregoing relate to oil and gas properties, full disclosure thereof is made in any engineering reports required to be delivered to Lender from time to time in respect of such oil and gas properties;

(m)	rights of first refusal and similar preferential rights created in the ordinary course of the oil and gas business;

(n)	operating leases;

(o)	capital lease transactions (according to GAAP) or sale-leaseback transactions where the indebtedness represented by all such transactions does not at any time exceed $100,000 in aggregate;

(p)	security interests granted or assumed to finance the purchase of any property or asset (a “Purchase Money Security Interest”) where:

	i)	the security interest is granted at the time of or within 60 days after the purchase,

	ii)	the security interest is limited to the property and assets acquired, and

	iii)	the indebtedness represented by all Purchase Money Security Interests does not at any time exceed $100,000 in aggregate;

(q)

security interests or liens (other than those hereinbefore listed) of a specific nature (and excluding for greater certainty floating charges) on properties and assets having a fair market value not in excess of $100,000 in aggregate.

“Prime” means the prime lending rate per annum established by Lender from time to time for commercial loans denominated in Canadian dollars made by Lender in Canada.

“Subsidiaries” means

(a)

a person of which another person alone or in conjunction with its other subsidiaries owns an aggregate number of voting shares sufficient to elect a majority of the directors regardless of the manner in which other voting shares are voted; and

(b)	a partnership of which at least a majority of the outstanding income interests or capital interests are directly or indirectly owned or controlled by such person,

and includes a person in like relation to a Subsidiary.

“Total Debt” means in respect of Borrower, as of the end of any fiscal quarter and as determined in accordance with GAAP on a consolidated basis and without duplication, an amount equal to:

(a)	the amount of Current Liabilities, plus, if not already included therein, the current portion of long-term debt; plus

(b)	the aggregate of:

i)	the amount of Long Term Debt, including the Borrowings; and

Hemisphere Energy Corporation	September 19, 2013

ii)	to the extent not included in Long Term Debt:

(I)

any financial assistance by way of a loan, guarantee, loan purchase, share purchase, equity contribution or any credit support arrangement of any nature whatsoever, the purpose of which is to assure payment or performance to the holder of any Indebtedness of any other person;

	(II)	obligations with respect to prepaid obligations and deferred revenues relating to third party obligations;

	(III)	the amount of all obligations outstanding under a capital lease or any sale-leaseback to the extent it constitutes a capital lease;

(IV)

obligations arising under swaps entered into by Borrower for speculative purposes (determined, where relevant, by reference to GAAP) or other than in the ordinary course of its business to the extent of the net amount due or accruing due by Borrower thereunder (determined by marking-to-market the same in accordance with their terms);

	(V)	the amount of all off-balance sheet financing where there is recourse to other assets of Borrower; and

	(VI)	asset retirement obligations;

and shall exclude in any event:

(c)

to the extent permitted by GAAP, any particular Indebtedness if, upon or prior to the maturity thereof, there shall have been irrevocably deposited with the proper depositary in trust the necessary funds (or evidences of indebtedness) for the payment, redemption or satisfaction of such Indebtedness, and thereafter such funds and evidences of Indebtedness or other security so deposited are not included in any computation of the assets of such person;

(d)

contingent obligations in respect of court actions, suits or other proceedings which have not come to a final and conclusive judgment before a court of competent jurisdiction or such other person as may have jurisdiction in the premises and Borrower reasonably expects to be successful in the defence of such action, suit or other proceeding;

(e)

any lease or other arrangement relating to real or personal property which would, in accordance with GAAP, be accounted for as an operating lease of such Person, provided that, if applicable, the costs and expenses associated with such operating lease are included in any engineering report required to be delivered hereunder;

(f)	deferred income taxes; and

(g)	postponed advances from affiliates/shareholders (if postponed on terms and in a manner acceptable to Lender).

“Working Capital Ratio” means, at any time, the ratio of (i) Current Assets plus any undrawn availability under the Facilities, to (ii) Current Liabilities less (to the extent included therein) any amount drawn under the Facilities.

SCHEDULE ”A”

CONTAINING FORM OF COMPLIANCE CERTIFICATE

To:	Alberta Treasury Branches
Corporate Financial Services
6th Floor, 444 – 7th Avenue SW
Calgary, AB T2P 0X8
Attention: Mikael Sears

I, ______________________________________hereby certify as of the date of this certificate as follows:

(a)	I am the _________________________ [insert title] of Hemisphere Energy Corporation (“Borrower”) and I am authorized to provide this certificate to you for and on behalf of Borrower.

(b)	This certificate applies to the [fiscal quarter/fiscal year] ending _______________.

(c)

I am familiar with and have examined the provisions of the letter agreement (the ”Agreement”) dated _______________________, 20_____between the Borrower and Alberta Treasury Branches (“Lender”), as lender, and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of Borrower and of any Guarantor. Terms defined in the Agreement have the same meanings when used in this certificate.

(d)

No event or circumstance has occurred which constitutes or which, with the giving of notice, lapse of time, or both, would constitute a breach of any covenant or other term or condition of the Agreement and there is no reason to believe that during the next fiscal quarter of Borrower, any such event or circumstance will occur.

OR

We are or anticipate being in default of the following terms or conditions, and our proposed action to meet compliance is set out below:

Description of any breaches and proposed action to remedy: ___________________________________________________

(e)	Our financial ratios are as follows:

	i)	the Working Capital Ratio is ____:1, being not less than the required ratio of 1.00:1.00;

(f)	The detailed calculations of the foregoing ratios and covenants are set forth in the addendum annexed hereto and are true and correct in all respects.

This certificate is given by the undersigned officer in his/her capacity as an officer of the Borrower without any personal liability on the part of such officer.

Dated this _____day of _____________, 20____.

Hemisphere Energy Corporation

Per: _____________________________
Name: _____________________________
Title: ______________________________

APPENDIX

(i)      the Working Capital Ratio is _____:1.00, calculated as follows:

Current Assets:	$

but excluding mark-to-market impact of hedging	+/-$
+ undrawn availability under Facilities	+ $
=$
divided by:

Current Liabilities, excluding any amount drawn under Facilities:	$

but excluding mark-to-market impact of hedging	+/-$
=$